XL Capital Ltd
                                                Cumberland House
                                                One Victoria Street
                                                P. O. Box HM 2245
                                                Hamilton HM JX
                                                Bermuda

                                                Phone:    (441) 292-8515
                                                Fax:      (441) 292-5280

NEWS RELEASE

IMMEDIATE

Contact:          Gavin R. Arton                 Roger R. Scotton
                  Investor Relations             Media Relations
                  441-294-7104                   441-294-7165

  XL CAPITAL LTD TO PURCHASE WINTERTHUR INTERNATIONAL FROM CREDIT SUISSE GROUP

                       COMBINATION TO CREATE GLOBAL LARGE
                          COMMERCIAL INSURANCE BUSINESS


HAMILTON, BERMUDA (February 16, 2001) - XL Capital Ltd (NYSE: XL) ("XL") announced today that it has agreed to purchase Winterthur International from Winterthur Insurance ("Winterthur"), a subsidiary of the Credit Suisse Group ("CSG"). The all-cash transaction is valued at approximately $600 million and will be funded by XL out of current resources.

Winterthur International is the international, large commercial account property and casualty insurance business of Winterthur. Winterthur International operates in 27 countries, has a staff of more than a thousand and in 2000 had gross written premiums and net earned premiums of approximately $1.3 billion and $600 million, respectively. In terms of premium volume, Winterthur International's top five markets are the U.K., Switzerland, Germany, the U.S. and


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France. Other significant markets include Italy, Belgium, Denmark, Hong Kong,
Japan and the Netherlands.

As of September 30, 2000, Winterthur International (including certain operations to be retained by CSG) had investment assets of approximately $1.9 billion and net loss reserves of approximately $1.0 billion. XL will be purchasing a combination of insurance companies, including Winterthur International Insurance Company based in the United Kingdom, Winterthur International in Switzerland and Winterthur International America Insurance in the United States, and selected Winterthur International insurance portfolios. Additionally, XL intends to continue Winterthur International's strategic alliance with Travelers Insurance for the production of global solutions for their multinational customers.

XL President and Chief Executive Officer Brian M. O'Hara said: "We believe our purchase of Winterthur International's global risk management business will provide XL with a superior franchise and the capability to serve our large commercial customers on a truly global basis. This will result in expansion of our core risk management business, which we expect will further complement our other insurance operations. We are acquiring a high quality underwriting business known for its client servicing capabilities. We believe that this will give us the opportunity to leverage the XL and Winterthur International franchises, creating a powerful combination that gives us added global reach and critical mass with very little overlap with our existing insurance operations. Our customers will benefit from the service capabilities of our global infrastructure across all lines together with more products and solutions to help manage the risks of their business."

Credit Suisse Financial Services and Winterthur Group Chief Executive Officer Thomas Wellauer said: "Winterthur International is one of the leading insurers in total risk management for large national and multinational corporates and XL Capital provides an ideal environment for this business. Additionally, the sale of Winterthur International enables us to


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complete our strategic efforts to focus on our core activities in the insurance business. We plan to use the proceeds from the sale to further reinforce our strong position in Europe."

Nicholas M. Brown Jr., XL's Chief Executive for Insurance Operations, said: "The addition of Winterthur International's business and strong management team will increase the gross written premiums of our insurance division to approximately $3 billion. This is a significant strategic expansion for XL. We are pleased that Willi Suter, the Chairman and Chief Executive Officer of Winterthur International, has agreed to lead our new global risk management operation. We are also pleased that Clive Tobin, Chief Executive Officer of XL Insurance in Bermuda, will become Deputy Chief Executive Officer and Chief Underwriting Officer of this new unit. After the transaction closes, XL intends to change the name of the unit to "XL Winterthur International."

Winterthur International Chief Executive Officer Willi Suter said: "I believe that joining XL offers the combined group an ideal opportunity to be a true global innovator in total risk management and to realise our full potential as a market leader. With Winterthur International's primary infrastructure focused on large risk customers and its strong position in Europe as an insurer of large multinationals, the combined operation will be more globally diversified and able to take advantage of positive trends currently underway in our core risk management markets."

The transaction, which does not include Winterthur International's Strategic Risk Solutions unit, its motor business or its life and pensions business, is subject to the satisfaction of customary conditions precedent, including receipt of applicable regulatory approvals, and is expected to be completed in the second quarter of this year.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products to industrial, commercial and professional service firms, insurance companies, and other enterprises on a worldwide basis. As of December 31,


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2000, XL Capital Ltd had consolidated assets of approximately $16.8 billion and consolidated shareholders' equity of approximately $5.6 billion. More information about XL is available on www.xlcapital.com.

This press release may contain forward-looking statements. Such statements are based on current plans, estimates and expectations and, accordingly, involve inherent risks and uncertainties including, but not limited to, business, financial and integration risks associated with the acquisition and the risk that the acquisition will not be consummated. Additional risk factors are identified in XL's most recent annual report on Form 10-K and other documents on file with the Securities and Exchange Commission which could cause actual results to differ materially from those contained in forward-looking statements. XL Capital does not undertake any duty to update publicly any forward-looking statements contained herein in light of new information or future developments.

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